Exhibit 10.2

COOPERATION & RELEASE

AGREEMENT

Officer:Mark A. McDonald

Separation Date:February 28, 2020

1.

Employment Agreement.    Mark A. McDonald (“McDonald” or “Officer”) and AMC Entertainment Holdings, Inc. (“Holdings”) (through its predecessor AMC Entertainment Inc. and subsidiary AMC Entertainment International, Inc.) entered into that certain Employment Agreement dated July 1, 2001.  Holdings has notified McDonald of its election to end his employment without cause.  As such, the Employment Agreement will expire and McDonald’s employment with American Multi-Cinema, Inc. (“AMC” and together with Holdings, the “Company”) will end February 28, 2020 (“Separation Date”).

2.

Consideration.  In exchange for McDonald’s execution of and compliance with this Cooperation & Release Agreement (“Release”), including McDonald’s post Separation Date obligations, Company agrees to provide the following separation benefits in lieu of compensation otherwise due him pursuant to Section 7 of the Employment Agreement:

a.

Eight Hundred Thousand Dollars ($800,000), less applicable withholding taxes, as severance (“Severance Payment”). The Severance Payment is expressly conditioned upon McDonald’s waiver and non-revocation of the Age Discrimination in Employment Act of 1967 (“ADEA”) claims under paragraph 5 below and will be paid in a lump sum within 7 days after the Separation Date; and

b.

A special equity award equal to 75,000 restricted stock units convertible into an equivalent number of shares of stock of Holdings (“Stock Award”).  Subject to McDonald’s satisfaction of his post-separation commitments and obligations under this Agreement, the Stock Award will be settled in January 2021, subject to applicable tax or other withholdings.

3.	Post Separation Obligations

a.

Cooperation.  McDonald and Company agree that certain matters in which McDonald has been involved during his employment, including litigation involving the Company, may require McDonald’s cooperation after his Separation Date. Accordingly, by this Release, McDonald agrees to cooperate with Company on a reasonable basis regarding pending litigation and investigatory matters arising out of or related to McDonald’s employment, provided that Company will make reasonable efforts to minimize disruption of McDonald’s other professional commitments.

b.

Restriction on Competition.  For a period of twenty-four (24) months after the Separation Date, McDonald will not directly or indirectly engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any “Competitors.”    For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.  For purposes of this Agreement, “Competitors” means Cineworld Group plc and Cinemark Holdings, Inc.  and their respective Affiliates.    For all purposes of this Section 3, the term “Affiliate” means, with respect to a specified entity, an entity that directly or indirectly through one or more intermediaries, is controlled by the Competitor, in each case where the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract interest or otherwise. Nothing herein shall prohibit McDonald from being employed by any exhibition company, real estate company and/or entertainment company, in any capacity, excepting the aforementioned restriction regarding “Competitors”.

c.

Nondisparagement.    McDonald acknowledges and agrees that he will not defame, disparage or publicly criticize the services, business or reputation of the Company or any of its officers, directors, partners, employees, affiliates or agents in either a professional or personal manner either during his employment with the Company or thereafter.

d.	Confidentiality. McDonald acknowledges that the terms of Section 8 “Confidentiality” as set forth in his July 1, 2001 Employment Agreement continue and survive termination of his employment.

Without limiting the generality of the Officer’s agreement in the preceding paragraph, the Officer (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time and scope, as applicable, of the Restrictive Covenants, and (iv) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 3 regardless of whether the Officer is then entitled to receive severance pay or benefits from the Company.  The Officer understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Officer does not believe would prevent him from otherwise earning a living.  The Officer agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Officer.

4.

Release.  Company and McDonald,  on  its/his own behalf, on behalf of any entities it/he controls and on behalf of any descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby release, discharge and covenant not to sue the other party,  his/its past and present divisions, subsidiaries, parents, and affiliated or related corporations, as well as each of their employees, officers and directors, as well as its and their assignees and successors (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected, in whole or in part, with McDonald’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, whether in equity, at law or of any other type or nature, including but not limited to claims resulting from or arising out of, in whole or in part, any act or omission by or on the part of Releasees committed or omitted prior to the date of this release agreement (this “Agreement”), including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance.

Notwithstanding the foregoing, McDonald is not releasing any of the following claims (collectively “Excluded Claims”): (i)  McDonald’s vested accrued employee benefits under Company’s health, welfare or retirement benefit plans, as of the Separation Date, including McDonald’s rights under COBRA; (ii)  accrued vacation and reimbursement for documented business expenses incurred on behalf of Company in accordance with Company’s expense reimbursement policies; (iii)  McDonald’s eligibility for the Company’s 2019 fiscal year annual incentive plan, consistent with the plan’s provisions and subject to certification of financial results by Holdings’ board of directors;  (iv)  any claims arising from breach of this Cooperation and Release Agreement; (v) any rights or claims for indemnification McDonald may have pursuant to any written indemnification agreement with Company to which McDonald is a party, the charter or bylaws of Company, or under applicable law;    (vi) any rights under the Company’s deferred compensation plan and the equity incentive plan (to the extent vested as of the Separation Date by their terms); or (vii) any rights which cannot be waived as a matter of law in this Cooperation and Release Agreement, including but not limited to any claims for workers’ compensation.    In addition, nothing in this Cooperation and Release Agreement prevents McDonald from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor or other equivalent state agencies, except that McDonald hereby waives his right to any monetary benefits or recovery in connection with any such claim, charge or proceeding. McDonald hereby represents that he is not aware of any claims McDonald has or might have against Company or the Releasees.

5.

ADEA Waiver.  McDonald expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release.  McDonald further expressly acknowledges and agrees that:

a.	In return for this Release, he will receive consideration beyond that to which he/she would have been entitled had he not entered into this Release;
b.	He is hereby advised in writing by this Release to consult with an attorney before signing this Release;
c.	He was given a copy of this Release on February 21, 2020, and informed that he has twenty-one (21) days within which to consider the Release; and
d.	He was informed that he has seven (7) days following the date of execution of the Release in which to revoke the Release.
6.	No Transferred Claims. McDonald represents and warrants to the Company that he has not heretofore assigned or transferred to any person any released matter or any part or portion thereof.

7.

Post-Separation Covenants.    McDonald acknowledges that to the extent obligations, including protective covenants and dispute resolution procedures, under his Employment Agreement by their terms survive the Separation Date, such covenants are not released or voided by this Cooperation and Release Agreement.

8.

Taxes.  All amounts payable under this Release will be subject to applicable taxes and other withholdings as required by law.  While this Release is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and will be interpreted and administered and reported consistent with such intent, the Company makes no representations or warranties concerning Section 409A and in no event will the Company be liable for any taxes, penalties, interest, or other expenses that may be incurred by McDonald on account of non-compliance with Section 409A.

9.

Entire Agreement.  This Release embodies the entire agreement of the parties hereto respecting the matters within its scope. This Release supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

The undersigned has read and understand the consequences of this Release and voluntarily sign it.

EXECUTED this 28th day of February 2020, at Leawood, Kansas.

“Officer”

/s/ Mark A. McDonald

Mark A. McDonald

AMERICAN MULTI-CINEMA, INC.,
on behalf of itself and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By: /s/ Adam Aron

Name:  Adam Aron

Title:  Chief Executive Officer & President

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